Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 6, 2013, relating to the financial statements of Sonus Networks, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in its method of recognizing revenue for multiple-element arrangements), and the effectiveness of Sonus Networks, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 31, 2013